Exhibit 10.01

PREFERRED STOCK PURCHASE AGREEMENT

BETWEEN

AIMS Worldwide, Inc.

AND

Liberty Growth Fund LP

DATED

July 19, 2007

PREFERRED STOCK PURCHASE AGREEMENT

This PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the July 19, 2007, between AIMS Worldwide, Inc., a corporation organized and existing under the laws of the State of Nevada (“AIMS Worldwide, Inc.”, or the “Company”) and Liberty Growth Fund LP, a Delaware limited partnership (“Investor”).

PRELIMINARY STATEMENT:

WHEREAS, the Investor wishes to purchase from the Company, upon the terms and subject to the conditions of this Agreement, 2,187,500 shares of preferred stock of the Company (the “1st Round Preferred Stock”),

WHEREAS, in the event the Company completes the 2nd Round Target Acquisitions, as set forth in Section 1.3 hereof, prior to the 120th day anniversary of the Closing Date, the Investor shall be obligated to purchase from the Company, upon the terms and subject to the conditions of this Agreement, up to 2,812,500 additional shares of preferred stock of the Company (the “2nd Round Preferred Stock”),

WHEREAS, in the event that the Company fails to meet certain milestones as described herein, the Company shall issue to the Investors Penalty Stock, as set forth in Section 1.3 and in accordance with Section 2.4 hereof,

WHEREAS, all Preferred Stock, as set forth in Section 1.3 hereof, being as described in the Certificate of Designations, Rights and Preferences (the “Certificate of Designations”) in substantially the form attached hereto as Exhibit A.

WHEREAS, subject to the limitations set forth herein and in the Certificate of Designation, all Preferred Stock shall be convertible in accordance with the Conversion Rate set forth in Section 1.3 and in accordance with Article II hereof.

WHEREAS, the Company will issue to the Investor the Warrants as set forth in Section 1.3 hereof,

WHEREAS, the proceeds from the sale of the Preferred Stock shall be used in accordance with the Use of Proceeds as set forth in Section 6.14, and

WHEREAS, the parties intend to memorialize the purchase and sale of such Preferred Stock.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

INCORPORATION BY REFERENCE, SUPERSEDER AND DEFINITIONS

1.1

Incorporation by Reference.  The foregoing recitals and the Exhibits and Schedules attached hereto and referred to herein, are hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

1.2

Superseder.  This Agreement, to the extent that it is inconsistent with any other instrument or understanding among the parties governing the affairs of the Company, with the exception of any conflicting term of the Registration Rights Agreement, shall supersede such instrument or understanding to the fullest extent permitted by law.  A copy of this Agreement shall be filed at the Company’s principal office.

1.3

Certain Definitions.  For purposes of this Agreement, the following capitalized terms shall have the following meanings (all capitalized terms used in this Agreement that are not defined in this Article 1 shall have the meanings set forth elsewhere in this Agreement):

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1st Round Closing Date” means the date on which the payment of the 1st Round Purchase Price by the Investor to the Company to purchase the 1st Round Preferred Stock is completed pursuant to this Agreement, which shall occur on or before July 19, 2007.

“1st Round Purchase Price” means the $3,850,000 which shall be paid by the Investor to the Company for the purchase of the 1st Round Preferred Stock.

"1st Round Target Acquisitions" shall mean, collectively, one hundred percent (100%) of the total outstanding equity, on a fully diluted basis, of Target America, Inc., and 55%, along with the option to acquire the remaining 45%, of the total outstanding equity, on a fully diluted basis, of IKON, Inc.

“2007 EBITDA Penalty Stock” means either 1,600,000 shares of preferred stock of the Company.

“2007 Recasted EBITDA Floor” means $500,000.

“2nd Round Closing Date” means the date on which the payment of the 2nd Round Purchase Price by the Investor to the Company to purchase the 2nd Round Preferred Stock is completed pursuant to this Agreement, which may occur on or before the 120th day anniversary of the Closing Date.

“2nd Round Purchase Price” means the $4,500,000 which may be paid by the Investor to the Company for the purchase of the 2nd Round Preferred Stock.

“2nd Round Target Acquisitions” means a Person, or multiple Persons, who when acquired by the Company shall collectively, have not less than $2,000,000 in Recasted EBITDA as measured on a prior to each respective Closing Date Fiscal Year basis and as measured on a prior to each respective Closing Date Trailing Twelve Month basis.

“Acquisition Penalty Stock” means 500,000 shares of preferred stock of the Company.

“Affiliate” means a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question.  The term “control,” as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50 percent of the voting rights attributable to the shares of such controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such controlled Person.

“Articles” means the Certificate of Incorporation of the Company, as the same may be amended from time to time.

“Closing Date” means the closings of the transactions contemplated by this Agreement and, as applicable, such date occurring not later than the 2nd Closing Date.

“Common Stock” means shares of common stock of the Company, par value $0.001 per share.

“Company Founders” means the following Company shareholders: Gerald Garcia Jr., Joseph Vincent, Michael Foudy, and Denison E. Smith .

“Conversion Price” means $0.352 on an as converted to Common Stock basis, calculated utilizing the Conversion Ratio.

“Conversion Rate” means the conversion of each share of Preferred Stock to common stock at a rate of 1 share of Preferred Stock to 5 shares of common stock.

“Conversion Shares” means 35,500,000, the aggregate total number of shares of Common Stock that all the Preferred Stock shall be convertible into, calculated utilizing the Conversion Ratio, by the Investor, at any time, and as referenced herein, the 1st Round Conversion Shares, 2nd Round Conversion Shares, Acquisition Penalty Conversion Shares plus the EBITDA Penalty Conversion Shares.

“EBITDA” means, for any specified period, the earnings before interest, taxes, depreciation and amortization of the Company as calculated by the Company’s auditors, and independently verified by the Investor, in accordance with GAAP consistently applied; provided, however, that solely for purposes of calculating EBITDA of the Company under this Agreement, (i) the Company's acquisition or pre-closing integration costs, (ii) the Company’s post-Closing integration costs, and (iii) all equity ownership interests of the Company shall be calculated on a pro-rata basis shall be disregarded and have no effect on the amount so calculated.

"Effective Date" shall mean the date the registration statement of the Company covering the shares being subscribed hereby is declared effective.

“Effective Time” shall mean two (2) years from the Closing Date.

"Escrow Agreement" shall mean the Escrow Agreement among the Company, the Investor and Cardinal Trust and Investment, a division of Cardinal Bank, as Escrow Agent, attached hereto as Exhibit C.

“GAAP” means, with respect to the preparation, determination or calculation of any financial information, generally accepted accounting principles in the United States, as in effect at the time of such preparation, determination or calculation.

“MFN Transaction” shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions which grants to an investor the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in such offering.

            "Material Adverse Effect" shall mean any adverse effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its material obligations under this Agreement or the Registration Rights Agreement or to perform its obligations under any other material agreement.

“PCAOB” means Public Company Accounting Oversight Board.

“Penalty Stock” means, collectively, the Acquisition Penalty Stock and EBITDA Penalty Stock.

“Person” means an individual, partnership, firm, Limited Liability Company, trust, joint venture, association, corporation, or any other legal entity.

“Preferred Stock” means, in the plural as acquired by the Investor in accordance with this Agreement, the 1st Round Preferred Stock, 2nd Round Preferred Stock and Penalty Stock having a par value of $0.001 per share.

“Purchase Price” means, in the plural, as applicable and as paid by the Investor in accordance with this Agreement, the 1st Round Purchase Price and the 2nd Round Purchase Price..

“Recasted EBITDA” means, for any specified period, the EBITDA as adjusted, with such adjustments calculated by the Company’s auditors and agreed to by the Investor, by adding back (i) all non-recurring operating expenses (ii) all non-recurring non-operating expenses, and (iii) any excessive management compensation and benefits which shall not be paid by the Company on a going forward basis (as demonstrated in a separate employment agreement with such management or termination of such management).

“Registration Rights Agreement" shall mean the registration rights agreement between the Investor and the Company attached hereto as Exhibit B.

"Registrable Securities" shall be up to 77,531,250 Shares and have the meaning as prescribed in the Registration Rights Agreement attached hereto as Exhibit B.

"Registration Statement" shall mean the registration statement under the 1933 Act to be filed with the Securities and Exchange Commission for the registration of the Shares pursuant to the Registration Rights Agreement attached hereto as Exhibit B.

“SEC”  means the Securities and Exchange Commission.

"SEC Documents" shall mean the Company's latest Form 10-K or 10-KSB as of the time in question, all Forms 10-Q or 10-QSB and 8-K filed thereafter, and the Proxy Statement for its latest fiscal year as of the time in question until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

"Shares" shall mean, collectively, the shares of Common Stock of the Company issued upon conversion of the Preferred Stock and exercise of the Warrants subscribed for hereunder.

“Subsequent Financing” shall mean any offer and sale of shares of Preferred Stock or debt that is convertible into shares of Common Stock or otherwise senior, superior or pari passau to the Preferred Stock.

"Target Acquisition" shall mean, collectively, the 1st Round Preferred Stock, the 2nd Round Target Acquisitions and 2nd Round Target Acquisitions, as acquired by the Company.

“Transaction Documents” shall mean this Agreement, all Schedules and Exhibits attached hereto and all other documents and instruments to be executed and delivered by the parties in order to consummate the transactions contemplated hereby, including, but not limited to the documents listed in Sections 3.2 and 3.3 hereof.

“Variable Rate Transaction” shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock.

“Warrant A" shall mean the Common Stock Purchase Warrant in the form attached hereto as Exhibit D.

“Warrant B" shall mean the Common Stock Purchase Warrant in the form attached hereto as Exhibit E.

“Warrant C" shall mean the Common Stock Purchase Warrant in the form attached hereto as Exhibit F.

“Warrant D" shall mean the Common Stock Purchase Warrant in the form attached hereto as Exhibit G.

“Warrants” shall mean, collectively, the Common Stock Purchase Warrant A, Warrant B, Warrant C and Warrant D.

ARTICLE II

SALE AND PURCHASE OF AIMS WORLDWIDE, INC.

PREFERRED STOCK

2.1

Sale of 1st Round Preferred Stock.

2.1.1

Upon the terms and subject to the conditions set forth herein, and in accordance with applicable law, the Company agrees to sell to the Investor, and the Investor agrees to purchase from the Company, on the 1st Round Closing Date the 1st Round Preferred Stock for the 1st Round Purchase Price.  The Company shall cause all such 1st Round Preferred Stock and the Warrants to be issued to the Investor upon the release of the 1st Round Purchase Price to the Company by the Escrow Agent pursuant to the terms of the Escrow Agreement.

2.1.2

All such 1st Round Preferred Stock shall be convertible, subject to the Conversion Rate, by the Investor, at any time, into an aggregate total of up to 10,937,500 shares of Common Stock (the “1st Round Conversion Shares”).

2.1.3

Pursuant to the terms of the Escrow Agreement, the 1st Round Purchase Price shall be delivered by the Investor in the form of a check or wire transfer made payable to the Escrow Agent in United States Dollars and shall be held by the Escrow Agent until the 1st Round Closing Date, at such time the 1st Round Purchase Price shall be released by the Escrow Agent to the Company.

2.2

Contingent Purchase of  2nd Round Preferred Stock.

2.2.1

If AIMS WORLDWIDE, INC’s acquires the 2nd Round Acquisition Targets prior to the 2nd Round Closing Date, then the Investor shall be obligated to purchase from the Company, for the value of the 2nd Round Purchase Price and pursuant to Section 2.2 above, the 2nd Round Preferred Stock, in the form of Preferred Stock.

2.2.2

All such 2nd Round Preferred Stock shall be convertible, subject to the Conversion Rate, by the Investor, at any time, into an aggregate total of up to 14,062,500 shares of Common Stock (the “2nd Round Conversion Shares”).

2.2.3

Pursuant to the terms of the Escrow Agreement, the 2nd Round Purchase Price shall be delivered by the Investor in the form of a check or wire transfer made payable to the Escrow Agent in United States Dollars and shall be held by the Escrow Agent pursuit to the Escrow Agreement.

2.4

Penalties.

2.4.1

2nd Round Penalty.  If AIMS WORLDWIDE, INC’s fails to acquire the 2nd Round Acquisition Targets prior to the 2nd Round Closing Date, then the Company shall pay to the Investors, as liquidated damages and not as a penalty, an amount equal to the Acquisition Penalty Stock, in the form of Preferred Stock, which shall be convertible, subject to the Conversion Rate, by the Investor, at any time, into an aggregate total of up to 2,500,000 shares of Common Stock (the “Acquisition Penalty Conversion Shares”).

2.4.2

2007 Recasted EBITDA Penalty.  If for the twelve months ended December 31, 2007, the Company’s proforma Recasted EBITDA (including only the 1st Round Acquisition Target’s Recasted EBITDA on a January 1, 2007, as consolidated basis) is determined to be less than the 2007 Recasted EBITDA Floor, then the Company shall pay to the Investors, as liquidated damages and not as a penalty, an amount equal to the 2007 EBITDA Penalty Stock, in the form of Preferred Stock, which shall be convertible, subject to the Conversion Rate, by the Investor, at any time, into an aggregate total of up to 8,000,000 shares of Common Stock (the “EBITDA Penalty Conversion Shares”)..

2.4.3

The parties agree that the only damages payable for a violation of the terms of this Agreement with respect to which liquidated damages are expressly provided shall be such liquidated damages.  Nothing shall preclude the Investor from pursuing other remedies or obtaining specific performance or other equitable relief with respect to this Agreement.

2.5

Registration of Underlying Shares.

 The Company shall register the Shares into which the Preferred Stock is convertible, those shares of Common Stock of the Company issuable to the Investor upon exercise of the Warrants and all other Registrable Securities pursuant to the terms and conditions of the Registration Rights Agreement attached hereto as Exhibit B.

ARTICLE III

CLOSING DATE AND DELIVERIES AT CLOSING

3.1

Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”), unless expressly determined herein, shall be held at the offices of the Company, at 5:00 P.M. local time, on the Closing Date or on such other date and at such other place as may be mutually agreed by the parties, including closing by facsimile with originals to follow.

3.2

Deliveries by the Company.  In addition to and without limiting any other provision of this Agreement, the Company agrees to deliver, or cause to be delivered prior to  each applicable Closing Date, to the escrow agent under the Escrow Agreement, the information as described in Schedule 3.2 as attached hereto.

3.3

Deliveries by Investor.  In addition to and without limiting any other provision of this Agreement, the Investor agrees to deliver, or cause to be delivered, to the escrow agent under the Escrow Agreement, the following:

(a)

A deposit in the amount of the applicable Purchase Price;

(b)

The executed Agreement with all Exhibits and Schedules attached hereto;

(c)

The executed Registration Rights Agreement;

(d)

The executed Escrow Agreement; and

(e)

Such other documents or certificates as shall be reasonably requested by the Company or its counsel.

In the event any document provided to the other party in Paragraphs 3.2 and 3.3 herein are provided by facsimile, the party shall forward an original document to the other party within seven (7) business days.

3.4

Further Assurances.  The Company and the Investor shall, upon request, on or after the Closing Date, cooperate with each other (specifically, the Company shall cooperate with the Investor, and the Investor shall cooperate with the Company) by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

3.5

Waiver.  The Investor may waive any of the requirements of Section 3.2 of this Agreement, and the Company at its discretion may waive any of the provisions of Section 3.3 of this Agreement.  The Investor may also waive any of the requirements of the Company under the Escrow Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

AIMS WORLDWIDE, INC.

The Company represents and warrants to the Investor as of the date hereof and as of Closing (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations the Investor has heretofore made or may hereinafter make with respect to such warranties and representations) as follows:

4.1

Organization and Qualification.  AIMS WORLDWIDE, INC. is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Material Adverse Effect on the business, operations, properties, assets, financial condition or results of operation of AIMS WORLDWIDE, INC. and its subsidiaries taken as a whole.  The Company maintains an ownership interest in the subsidiaries listed in Schedule 4.1.

4.2

Acquisition, Assignment and Transfer of Assets and Properties.  The Company represents that all of Section 4.2’s sub-schedules and Schedule 6.6.3 completely and accurately describes the Intellectual Property, Trademarks, Contracts or other Assets and Property in use in the business of the Company.   Schedule 4.2 and Schedule 6.6.3.1 provides a list of any remaining Assets in use in the business of the Company which (i) is owned by or leased from any shareholders or (ii) has not or will not have been acquired by the Company at or prior to the Closing.

4.2.1

Intellectual Property.  This Section shall not be construed so as to convey any rights, after the Closing Date, in the Company’s Intellectual Property to any Shareholders:

(1)

Schedule 4.2 of the Company Disclosure Schedule lists all Company Registered Intellectual Property and Schedule 4.2.1.1 lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(2)

The Company has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property.  Each item of Company Intellectual Property of the Company, including, without limitation, all Company Registered Intellectual Property listed in Schedule 4.2, is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License) and is free and clear of any Liens.  The Company (i) owns exclusively all trademarks, service marks and trade names used by the Company in connection with the operation or conduct of the business of the Company, including, without limitation, the sale of any products or technology or the provision of any services by the Company; provided, however, that the Company may use trademarks, service marks and trade names of third parties which are licensed to the Company or are in the public domain and (ii) owns exclusively, and has good title to, each copyrighted work that is a Company product and each other work of authorship that the Company otherwise purports to own.

(3)

To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a written agreement with such Person with respect thereto and the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property.

(4)

The Company has not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property to any other Person.

(5)

The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company’s business, as currently conducted, including the design, development, distribution, marketing, manufacture, use, import, license and sale of the products, technology and services of the Company.

(6)

Schedule 4.2.1.6 lists all Contracts and Licenses (including all inbound Licenses) to which the Company is a party with respect to any Intellectual Property.  No Person, other than the Company, has ownership rights to improvements made by the Company in Intellectual Property which has been licensed to the Company.

(7)

Schedule 4.2.1.7 lists all Contracts, Licenses and agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

(8)

Except as disclosed in Schedule 4.2.1.8, the operation of the business of the Company, as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any License or Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. §§200-212 in any License or Contract to which the Company is a party requiring that products be manufactured substantially in the United States (“Made-in-America Requirements”)), (iii) violate the rights of any Person (including rights to privacy or publicity) or (iv) constitute unfair competition or an unfair trade practice under any Law, and the Company has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

(9)

Each item of Company Registered Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.  Schedule 4.2.1.9 lists all actions that must be taken by the Company within 90 days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property.  In each case in which the Company has acquired ownership of any Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by and required to protect the Company’s ownership rights in and to such Intellectual Property in accordance with applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO or the U.S. Copyright Office.

(10)

There are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (or, to the Company’s knowledge, facts that may reasonably lead to a dispute) regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.

(11)

To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(12)

Except as set forth in Schedule 4.2.1.12.1, the Company has taken all commercially reasonable steps to protect their respective rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality.  Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in Schedule 4.2.1.12.2, and all current and former employees, consultants and independent contractors of the Company have executed such an agreement and copies of all such agreements have been provided to the Purchaser or made available to the Purchaser for review.

(13)

No Company Intellectual Property or product, technology or service of the Company is subject to any Order, Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

(14)

No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

(15)

Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in the Company’s granting any rights or licenses with respect to the Intellectual Property of the Company to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound.

(16)

Schedule 4.2.1.16 sets forth a list of (a) all Intellectual Property and software which the Company has licensed from any third party which is used by the Company in its products or otherwise in its business (other than off-the-shelf software) and (b) a list of all “freeware” and “shareware” incorporated into any product now or heretofore shipped by the Company.  The Company has all rights necessary to the use of such software, “freeware” and “shareware.”

(17)

The products of the Company comply with all applicable standards and with the feature specifications and performance standards set forth in the product data sheets of the Company.  There are no outstanding claims (or facts known to the Company that are likely to lead to a claim) for breach of warranties by the Company in connection with the foregoing.  All product performance comparisons heretofore furnished by the Company to customers or the Purchaser are accurate in all respects as of the dates so furnished (except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer’s acquisition of a product or License on the product covered by the superseded comparison, the superseding comparison shall be accurate in all respects and the superseded comparison shall be disregarded).

(18)

The Company has taken all necessary steps to protect and preserve ownership of Company Intellectual Property.  The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property.  In the event that the consultant is concurrently employed by the Company and a third party, the Company has taken all appropriate steps to ensure that any Company Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party’s employment agreement (such steps include ensuring that all research and development work performed by such a consultant is not performed on the facilities of the third party or using the resources of the third party), except as set forth in Schedule 4.2.1.19.

(19)

The Company has delivered to the Purchaser correct and complete copies of all Company Registered Intellectual Property and Company Intellectual Property and complete copies of all other written documentation evidencing the Company’s ownership and prosecution (if applicable) thereof.

(20)

The Company is in compliance with any and all security standards and disaster recovery plans maintained by the Company designed to protect the Company’s information technology.

4.3

Articles of Incorporation and By-Laws.  The complete and correct copies of the Company’s and the Target Acquisitions’ Articles of Incorporation and By-Laws, as amended or restated to date which have been filed with the SEC, as applicable, and which have been provided to the Investor in Schedule 4.3 herein, represent a complete and correct copy of such document as in effect on the date hereof and as of the Closing Date.

4.4

Capitalization.

4.4.1  The authorized and outstanding capital stock of AIMS WORLDWIDE, INC. is set forth in AIMS WORLDWIDE, INC.’s Quarterly Report on Form 10-QSB, filed on May 15, 2007 with the SEC and updated on all subsequent SEC Documents.  All shares of capital stock have been duly authorized and are validly issued, and are fully paid and non assessable, and free of preemptive rights.

4.4.2

As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock ($0.001 par value) and 10,000,000 shares of Preferred Stock ($.001 par value), of which approximately 43,050,091 shares of Common Stock ($.001 par value) and 0 shares of Preferred Stock ($.001 par value) are issued and outstanding.  All shares of capital stock described above to be issued have been duly authorized and when issued, will be validly issued, fully paid and nonassessable and free of preemptive rights.

4.4.3  Except pursuant to this Agreement, and as set forth in Schedule 4.4.3 (“Capitalization Table”) hereto, and as set forth in AIMS WORLDWIDE, INC.’s SEC Documents, filed with the SEC, as of the date hereof and as of the Closing Date, there are not now outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of AIMS WORLDWIDE, INC., or agreements, understandings or arrangements to which AIMS WORLDWIDE, INC. is a party, or by which AIMS WORLDWIDE, INC. is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock.  The Company agrees to inform the Investors in writing of any additional warrants, options or convertible debt granted prior to, or upon, the Closing Date and warrants, options, convertible debt or accounts payable due as a result of the Closing.

4.4.4   The Company on the Closing Date (i) will have full right, power, and authority to sell, assign, transfer, and deliver, by reason of record and beneficial ownership, to the Investor, AIMS WORLDWIDE, INC. Shares hereunder, free and clear of all liens, charges, claims, options, pledges, restrictions, except those imposed by law, and encumbrances whatsoever; and (ii) upon conversion of the Preferred Stock, the Investor will acquire good and marketable title to such Shares, free and clear of all liens, charges, claims, options, pledges, restrictions, except those imposed by law, and encumbrances whatsoever, except as otherwise provided in this Agreement as to the limitation on the voting rights of such Shares in certain circumstances.

4.5

Authority.  AIMS WORLDWIDE, INC. has all requisite corporate power and authority to execute and deliver this Agreement and the Preferred Stock, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by AIMS WORLDWIDE, INC. and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of AIMS WORLDWIDE, INC. is necessary to authorize this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement.   This Agreement has been duly executed and delivered by AIMS WORLDWIDE, INC. and constitutes the legal, valid and binding obligation of AIMS WORLDWIDE, INC., enforceable against AIMS WORLDWIDE, INC. in accordance with its terms.

4.6

No Conflict; Required Filings and Consents.

The execution and delivery of this Agreement by AIMS WORLDWIDE, INC. does not, and the performance by AIMS WORLDWIDE, INC. of their respective obligations hereunder will not:  (i) conflict with or violate the Articles or By-Laws of AIMS WORLDWIDE, INC.; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect as of the date of this Agreement and applicable to AIMS WORLDWIDE, INC.; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result  in the creation of a lien or encumbrance on any of the properties or assets of AIMS WORLDWIDE, INC. pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AIMS WORLDWIDE, INC. is a party or by AIMS WORLDWIDE, INC. or any of its properties or assets is bound.  Excluding from the foregoing are such violations, conflicts, breaches, defaults, terminations, accelerations, creations of liens, or incumbency that would not, in the aggregate, have a Material Adverse Effect.

4.7

Reports and Financial Statements.  AIMS WORLDWIDE, INC.’s Annual Report on Form 10-K, filed on April 17, 2007, with the SEC.  In addition the company has provided to the Investor:

4.7.1  Financial Statements. The first quarter report on Form 10-QSB, filed on May 15, 2007, filed with the SEC which has been reviewed by the company’s PCAOB auditors;

4.7.2

Audited and Reviewed Financial Statements.  Additional supporting financial documents attached hereto as Schedule 4.7.2, which accurately present the Company’s Proforma Consolidated Financial Statements for Fiscal Year 2004, Fiscal Year 2005 and Fiscal Year 2006, along with those of the 1st Round Target Acquisitions, which have been audited by a PCAOB certified auditor;

4.7.3

Supporting First Half Fiscal Year 2007 Financial Projections.  Additional supporting financial documents attached hereto as Schedule 4.7.3, which accurately represent that the Company will obtain not less than $690,000 in Revenue and Recasted EBITDA of not less than -$830,000 for 6 months ended June 30, 2007 and which accurately represent that the Company on a proforma consolidated basis (i.e., including 1st Round Target Acquisitions) will obtain not less than $4,410,000 in Revenue and Recasted EBITDA of not less than -$200,000 for 6 months ended June 30, 2007;

4.7.4

Supporting Fiscal Year 2007 Financial Projections.  Additional supporting financial documents attached hereto as Schedule 4.7.4, which accurately represent that the Company will obtain not less than $5,540,000 in Revenue and Recasted EBITDA of not less than $200,000 for 12 months ending December 31, 2007 and which accurately represent that the Company on a profroma consolidated basis (i.e., including 1st Round Target Acquisitions) will obtain not less than $13,350,000 in Revenue and Recasted EBITDA of not less than $1,640,000 for 12 months ending December 31, 2007; and

4.7.5

Supporting Fisca Year 2008 Financial Projections.  Additional supporting financial documents attached hereto as Schedule 4.7.5, which accurately represent that the Company on a proforma consolidated basis (i.e., including 1st Round Target Acquisitions) will obtain not less than $23,140,000 in Revenue and Recasted EBITDA of not less than $2,090,000 for 12 months ending December 31, 2008.

Each of the balance sheets contained in or incorporated by reference into any such Financial Statements (including the related notes and schedules thereto) fairly presented the financial position of the Company, as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Financial Statements (including any related notes and schedules thereto) fairly presents, changes in stockholders’ equity and changes in cash flows, as the case may be, of the Company, for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved.  The books and records of AIMS WORLDWIDE, INC. have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transaction.

4.8

Compliance with Applicable Laws.  AIMS WORLDWIDE, INC. is not in violation of, or, to the knowledge of AIMS WORLDWIDE, INC. is under investigation with respect to or has been given notice or has been charged with the violation of any Law of a governmental agency, except for violations which individually or in the aggregate do not have a Material Adverse Effect.

4.9

SEC Documents.  AIMS WORLDWIDE, INC. acknowledges that AIMS WORLDWIDE, INC. is a publicly held company and has made available to the Investor after demand true and complete copies of any requested SEC Documents. The Company has registered its Common Stock pursuant to Section 12(g) of the 1934 Act, and the Common Stock is quoted and traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc.  The Company has received no notice, either oral or written, with respect to the continued quotation or trading of the Common Stock on the OTC Bulletin Board. The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act, and rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Furthermore, AIMS WORLDWIDE, INC acknowledges that it i) shall, per the terms of the Registration Rights Agreement, file a Registration Statement covering the resale of the Registrable Securities and ii) must file the applicable SEC filings associated with the purchase of each Target Acquisition.

4.10

Litigation.  To the knowledge of AIMS WORLDWIDE, INC., no litigation, claim, or other proceeding before any court or governmental agency other than as set forth in Schedule 4.10 (“Pending Litigation”), is pending or to the knowledge of the Company, threatened against the Company, the prosecution or outcome of which may have a Material Adverse Effect.

4.11

Exemption from Registration.  Subject to the accuracy of the Investor’s representations in Article V, except as required pursuant to the Registration Rights Agreement, the sale of the Common Stock by the Company to the Investor will not require registration under the 1933 Act, but may require registration under New York state securities law if applicable to the Investor.  When validly converted in accordance with the terms of the Preferred Stock Purchase Agreement, the Shares underlying the Preferred Stock will be duly and validly issued, fully paid, and non-assessable.  The Company is issuing the Preferred Stock in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D as promulgated by the SEC under the 1933 Act, and/or Section 4(2) of the 1933 Act ; provided, however, that certain filings and registrations may be required under state securities “blue sky” laws depending upon the residency of the Investor.

4.12

No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its Affiliates nor, to the knowledge of the Company, any Person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D as promulgated by the SEC under the 1933 Act) or general advertising with respect to the sale of the Preferred Stock, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Preferred Stock, under the 1933 Act, except as required herein.

4.13

No Material Adverse Effect. Except as set forth in Schedule 4.13 attached hereto, since December 31, 2006, no event or circumstance resulting in a Material Adverse Effect has occurred or exists with respect to the Company.  No material customer or supplier has given notice, oral or written, that it intends to cease or reduce the volume of its business with the Company from historical levels, nor has any existing or potential lender indicated that they intend to cease or reduce previously indicated or actual loan amounts to the Company, nor has any of the Target Acquisitions indicated that they are no longer interested in being acquired by the Company.  Since December 31, 2006, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under any applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in writing to the Investor.

4.14

Material Non-Public Information   The Company has not disclosed to the Investors any material non-public information that (i) if disclosed, would reasonably be expected to have a material effect on the price of the Common Stock or (ii) according to applicable law, rule or regulation should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

4.15

Internal Controls And Procedures. The Company maintains books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are executed with management's authorization; (ii) the recorded accounting of the Company's consolidated assets is compared with existing assets at regular intervals; (iii) access to the Company's consolidated assets is permitted only in accordance with management's authorization; and (iv) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with U.S. generally accepted accounting principles and U.S. law.

4.16

Minute Books and Stock Records; Organizational Documents.  Copies of the minute books and stock record books of the Company (a) have been provided or made available to the Investor or its counsel prior to the execution of this Agreement, and (b) are complete and correct in all respects.  Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company from the applicable date of the incorporation through the date hereof.  The Company has prior to the execution of this Agreement made available to the Investor or its counsel true and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company each as amended through the date hereof.  The Company is not in violation of any provisions of its certificate of incorporation or bylaws (or similar organizational documents).

4.17

Full Disclosure.  No representation or warranty made by AIMS WORLDWIDE, INC. in this Agreement and no certificate or document furnished or to be furnished to the Investor pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

4.18

Related Party Transactions.  Shall be governed in accordance with the Certificate of Designations and, notwithstanding anything to the contrary therein, all commercial relationships involving the Company and the Company’s Shareholders shall cease upon the 1st Round Closing Date.

4.19

Taxes.

4.19.1

The Company has filed all Tax Returns required to be filed.  All such Tax Returns were true, correct and complete in all respects.  All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid except for Taxes not yet due.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made in writing by any Governmental or Regulatory Authority in any jurisdiction where the Company files Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  There are no security interests on any of the Assets and Properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than any security interest for Taxes not yet due.

4.19.2

The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third parties.

4.19.3

There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental or Regulatory Authority in writing or (ii) as to which the Company has knowledge based upon contact with any agent of any such Governmental or Regulatory Authority.  The Company has delivered or made available to the Investor true, correct and complete copies of all federal income Tax Returns filed, formal Tax opinions and examination reports received, and statements of deficiencies assessed against or agreed to, by or on behalf of the Company since inception.

4.19.4

The Company has never waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.19.5

The Company is not a party to or bound by (nor will it prior to the Closing become a party to or bound by) any Tax indemnity, Tax allocation, Tax sharing or gain recognition agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax Returns (other than a group the common the Investor of which was the Company), under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions).  The Company has never been required to include any adjustment in taxable income for any Tax period (or portion thereof) ending on or after the Closing pursuant to Code Sections 481 or 263A or any comparable provisions under any state or foreign Tax Laws.

4.19.6

The Company does not have any Liability for the Taxes of any Person, other than the Company, (A) under Reg. §1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

4.18.7

The Company has not made any payments, nor is it obligated to make any payments, nor is it a party to any Contract, agreement or arrangement covering any current or former employee or consultant of the Company that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

4.19.8

The unpaid Taxes of the Company (A) did not, as of the December 31, 2006, exceed the cash reserve for Tax Liabilities of the Company (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financials described herein and (B) will not exceed such cash reserve for Tax Liabilities of the Company, as adjusted for operations and transactions, commencing on January 1, 2007 and extending through the Closing in accordance with past custom and practice of the Company in filing its Tax Returns.

4.18.9

For avoidance of doubt, the Company shall include language substantially similar to that contained within this Section for the purpose of insuring that the Company does not assume any Tax Liabilities of any Target Acquisition, including but not limited to Tax Liabilities commencing on December 31, 2006 and extending through the date the Target Acquisition is acquired.

4.20.

No Undisclosed Liabilities.  Except as reflected or reserved against in the Company Financials (including, without limitation, the notes thereto) or as disclosed herein, there are no material Liabilities of the Company or affecting any of its Assets and Properties (other than Liabilities incurred in the ordinary course of business consistent with past practice since the Fiscal Year 2006 Audited Financial Statements which are not for tort or for breach of contract).

4.21

Tangible Personal Property.  The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since January 1, 2006, other than property disposed of since such date in the ordinary course of business consistent with past practice.  Except (i) for the Liens disclosed in Schedule 4.21 and purchase money liens on equipment purchases or product purchases in the ordinary course of the Company’s business for which the purchase price is not yet due and payable, or (ii) as disclosed in Schedule 4.21, all such tangible personal property (including plant, property and equipment) is free and clear of all Liens and is suitable in all respects for the conduct by the Company of its business as presently conducted, and is in good working order and condition in all respects, ordinary wear and tear excepted, and its use complies with all applicable Laws.  Section 4.21 of the Company Disclosure Schedule sets forth all material tangible personal property used in the conduct of the business of the Company.

4.22

No Affiliate Transactions.  Except for travel related expenses and as disclosed on Schedule 4.22, (i) there are no Contracts or Liabilities between the Company, on the one hand, and (A) any current or former officer, director, Company's Stockholder, Shareholder, Affiliate or Associate of the Company, or (B) any Person who is an Associate of any such officer, director, Shareholder or Affiliate, on the other hand, (ii) the Company does not provide or cause to be provided any Assets and Properties, services or facilities to any such current or former officer, director, Shareholder, Affiliate or Associate, (iii) neither the Company, nor any such current or former officer, director, Shareholder, Affiliate or Associate, provides or causes to be provided any Assets and Properties, services or facilities to the Company, and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, Company Stockholders, Shareholder, Affiliate or Associate.

4.23

Substantial Customers and Suppliers.  Schedule 4.23 lists the 10 largest commercial relationships of the Company on the basis of revenues collected by or costs expensed to, or accrued for, the Company Financials.  Except as disclosed in Section 4.23 of the Company Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since January 1, 2006 or has threatened to cease or reduce such purchases or sales or provision of services after the date hereof.  Except as disclosed in Schedule 4.23 of the Company Disclosure Schedule no such customer or supplier is threatened with bankruptcy or insolvency.

4.24

Insurance.

4.24.1

D&O Insurance. The Company has, and shall maintain in good standing during the Effective Time, Director and Officer liability insurance for its Directors.

4.24.2

Insurance.  Schedule 4.24 contains a true and complete list of all insurance policies (by policy number, insurer, expiration date and type, amount and scope of coverage) held by the Company relating to the Assets and Properties of the Company, copies of which have been provided or made available to the Investor.  In the 3 year period ending on the date hereof, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting alteration of any of the Assets and Properties of the Company, purchase of additional equipment or modification of any of the Company’s methods of doing business.  The insurance coverage provided by the policies set forth in this Section of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.  Each policy listed in this Section of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid, and neither the Company, nor the Person to whom such policy has been issued, has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no knowledge of any reason or state of facts that is likely to lead to the cancellation of such policies or of any threatened termination of, or premium increase with respect to, any of such policies. The insurance policies listed in Schedule 4.24, (i) in light of the business, operations and Assets and Properties of the Company are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (ii) are in amounts and have coverages as required by any Contract to which the Company is a party or by which any of their respective Assets and Properties is bound.  Schedule 4.24 contains a list of all claims in excess of $10,000 made under any insurance policies covering the Company in the last 3 years.  The Company has not received notice that any insurer under any policy listed (or required to be listed) in Schedule 4.24 is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

4.25

Absence of Changes  Since the Audited Financial Statement Date, there has not been any Material Adverse Change in the Business or Condition of the Company or any occurrence or event, which, individually or in the aggregate could be reasonably expected to have any Material Adverse Change in the Business or Condition of the Company.  In addition, without limiting the foregoing, except as expressly contemplated hereby, there has not occurred, on the part of the Company, during the period commencing on the Financial Statement Date and terminating on the date hereof:

(a) except with respect to the facility’s lease disclosed on Schedule 4.31 the entering into of any Contract, commitment or transaction or the incurrence of any Liabilities outside of the ordinary course of business consistent with the Company’s past practice;

(b) the entering into of any Contract in connection with any transaction involving a Business Combination other than this Agreement and the transactions related to the Merger;

(c) the alteration, or entering into of any Contract or other commitment to alter, its interest in any Person in which the Company directly or indirectly holds a greater than 1% interest on the date hereof;

(d) the entering into of any strategic alliance, joint development or joint marketing Contract other than joint marketing or development efforts in the ordinary course of business consistent with the Company’s past practice;

(e) any material amendment or other modification (or agreement to do so), except in the ordinary course of business consistent with the Company’s past practice, or violation of a material term of, any of the Contracts set forth or described herein;

(f) the entering into of any material transaction with any officer, director, shareholder, Affiliate or Associate of the Company, other than pursuant to any Contract in effect on the Financial Statement Date and disclosed to the Investor pursuant to the Schedules or otherwise contemplated by this Agreement or any agreement or instrument related to this Agreement;

(g) the entering into or amendment of any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property other than as contemplated by the Contracts or Licenses of the Company disclosed herein or otherwise in the ordinary course of business consistent with the Company’s past practice or which would not have a Material Adverse Effect;

(h) to the Company’s knowledge, the commencement of any Action or Proceeding;

(i) except as set forth in Schedule 4.25(i), the declaration, setting aside or payment of any dividends on or making of any other distributions (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification of any shares of Company Common Stock or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or the repurchase, redemption or other acquisition, directly or indirectly, of any shares of Company Common Stock by the Company except for repurchases of shares of Company Common Stock upon termination of employment;

(j) except as set forth in Schedule 4.25(j), the issuance, grant, delivery, sale or authorization of or proposal to issue, grant, deliver or sell, or purchase or proposal to purchase, any shares of Company Common Stock or modification or amendment of the rights of any holder of any outstanding shares of Company Common Stock, nor have there been any agreements, arrangements, plans or understandings with respect to any such modification or amendment except as contemplated by this Agreement;

(k) except as set forth in Schedule 4.25(k), any amendments to the Company’s Articles of Incorporation or Bylaws;

(l) any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property other than non-exclusive transfers to the Company’s customers, distributors or other licensees in the ordinary course of business consistent with the Company’s past practice;

(m) to the Company’s knowledge, any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties (including Company Intellectual Property) of the Company, other than dispositions of inventory, or licenses of products to Persons in the ordinary course of business of the Company consistent with the Company’s past practice;

(n) any purchase or lease of any Assets and Properties of any Person or the making of any capital expenditures, lease commitments or other capital commitments by the Company other than acquisitions of inventory, leasing of office space, or licenses of products, in the ordinary course of business of the Company, consistent with Company’s past practice and in an amount not in excess of one hundred thousand dollars ($100,000) unless otherwise approved by the Investor;

(o) the making of any capital expenditures or commitments by the Company for additions to property, plant or equipment of the Company constituting capital assets individually or in the aggregate in an amount exceeding twenty-five thousand dollars ($25,000) except in the ordinary course of business consistent with the Company’s past practice;

(p) except as set forth in Schedule 4.25(p), the write-off or write-down or making of any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company, or change in any reserves or liabilities associated therewith;

(q) except as set forth in Schedule 4.25(q), the payment, discharge or satisfaction of any material claim or Liability, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials or incurred in the ordinary course of the Company’s business since the Financial Statement Date;

(r) except as set forth in Schedule 4.25(r), the failure to pay or otherwise satisfy material Liabilities of the Company or its Subsidiaries when due;

(s) the incurrence of any Indebtedness or guarantee of any such Indebtedness or issuance or sale of any debt securities of the Company or guarantee of any debt securities of others, except as otherwise incurred in the ordinary course of the Company’s business;

(t) the grant of any severance or termination pay to any director, officer employee or consultant, except payments made as required by Law or pursuant to written Contracts outstanding on the date hereof,

(u) except as set forth in Schedule 4.25(u), a change to salary, rate of commissions, rate of consulting fees or any other compensation of any current officer, director, shareholder, employee, independent contractor or consultant of the Company except in the ordinary course of business consistent with the Company’s past practice;

(v) except as set forth in Schedule 4.25(v), the payment of any consideration of any nature whatsoever (other than, in the ordinary course of business, salary, bonus, commissions or consulting fees and customary benefits and out of pocket expenses paid to any current or former officer, director, shareholder, employee or consultant of the Company) to any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;

(w) the establishment or modification of (i) targets, goals, pools or similar provisions under any employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement or (ii) salary ranges, increased guidelines or similar provisions in respect of any employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement, except for those made in the ordinary course of the Company’s business;

(x) the adoption, entering into, amendment, modification or termination (partial or complete) of any Benefit Plan;

(y) the payment of any discretionary or stay bonus except in the ordinary course of business consistent with the Company’s past practice;

(z) to Company’s knowledge, any action which would be reasonably likely to interfere in a material way with Company’s ability to account for or complete the transactions contemplated hereby;

(aa) the making or changing of any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, the entering into of any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise, except for any of the foregoing which would not reasonably be expected to give rise to a Material Adverse Effect;

(bb) Except as set forth in Schedule 4.25(bb), the making of any change in the accounting policies, principles, methods, practices or procedures of the Company (including without limitation for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense), except for any of the foregoing which would not reasonably be expected to give rise to a Material Adverse Effect;

(cc) other than in the ordinary course of the Company’s business, the making of any representation or proposal to, or engagement in substantive discussions with, any of the holders (or their representatives) of any Indebtedness, or to or with any party which has issued a letter of credit which benefits the Company;

(dd) the commencement or termination of, or change in, any line of business of the Company other than in the ordinary course of business;

(ee) the cancellation, amendment or failure to renew any insurance policy other than in the ordinary course of business consistent with past practice, or failure to use commercially reasonable efforts to give all notices and present all claims under all such policies in a timely fashion, except for any of the foregoing which do not give rise to a Material Adverse Effect;

(ff) any amendment, failure to renew, or failure to use commercially reasonable efforts to maintain, its existing Approvals or failure to observe any Law or Order applicable to the conduct of the business of the Company or the Assets and Properties of the Company, except for any of the foregoing which would not reasonably be expected to give rise to a Material Adverse Effect;

(gg) to Company’s knowledge, any failure to pay or otherwise satisfy any obligations to procure, maintain, renew, extend or enforce any Company Intellectual Property, including, but not limited to, submission of required documents or fees during the prosecution of patent, trademark or other applications for Registered Intellectual Property rights other than in the ordinary course of business or which would not reasonably be expected to give rise to a Material Adverse Effect;

(hh) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company individually or in the aggregate in an amount exceeding fifteen thousand dollars ($15,000);

(ii) the repurchase, cancellation or modification of the terms of any Company Common Stock, or other financial instrument that derives the majority of its value from its convertibility into Company Common Stock, other than transactions entered into in the ordinary course of business and pursuant to contractual provisions in effect at the date of this Agreement; or any entering into any agreement to do any of the foregoing.

4.26

Benefits Plans.  The Company has provided summary information regarding its Benefit Plans to the Investor as set forth in Schedule 4.26.

4.27

Contracts.

(a) Schedule 4.27(a) contains a true and complete list of each of the material Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all continuing waivers of any material terms thereof, have been made available to the Investor prior to the execution of this Agreement) of the Company.  Schedule 4.27(a) contains a true and complete list of each Contract (denoted with an asterisk) of the Company not terminable by the Company upon 30 days (or less) notice by the Company without penalty or obligation to make payments based on such termination.

(b) Each Contract disclosed in Schedule 4.27(a), unless otherwise stated therein, is in full force and effect and constitutes, to Company’s knowledge, a legal, valid and binding agreement, enforceable in accordance with its terms, and, to the knowledge of the Company, no party to such Contract is, nor has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

(c) Except as set forth on Schedule 4.27(c), the Company is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the ability of the Company to compete with any Person in any line of business or in any area or territory.

4.28

Accounts Receivable. To Company’s knowledge, except as set forth in Schedule 4.28 the accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

4.29

Inventory.  The Company maintains no inventory.

4.30

Warranty.

(a) Schedule 4.30 sets forth (a) a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company’s products and services, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, (b) each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company, threatened dispute and (c) a brief description of any claims during the last three (3) years made under or with respect to warranties, guarantees and warranty policies of or relating to the Company’s products and services.  True and correct copies of the Warranty Obligations have been delivered to the Investor prior to the execution of this Agreement.  To Company’s knowledge, there have not been any material deviations from the Warranty Obligations, and salespersons, employees and agents of the Company are not authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations.  All products manufactured, designed, licensed, leased, rented or sold by the Company (i) were, when sold by the Company, free from material defects in construction and design and (ii) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects, in each case other than as a result of software “bugs” that are remediable in the ordinary course without material cost to the Company.

(b) The Company has no prepaid maintenance contracts.

4.31

Leases in Effect.  The Company has real property leases or subleases, priced at market rates, as set forth in Schedule 4.31 relating to premises located within the Fairfax, Virginia, metro area.

4.32

Authorization and Power.  Neither the Company, nor to the knowledge of the Company, any agent, employee or other Person acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any government official or employee or to any political party or campaign from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment which will would reasonably be expected to give rise to a Material Adverse Effect.

4.33

Environmental Matters.   The Company does not now own any physical premises.  The Company (a) is in compliance with all applicable environmental laws, except for instances of noncompliance that, individually or in the aggregate, will not constitute a Material Adverse Effect; and (b) is in possession of, and in compliance with, all permits, certificates, licenses, approvals, tariffs and other authorizations of or issued by Governmental or Regulatory Authorities required by applicable environmental laws with respect to environmental matters relating to the operations of such Subsidiaries, except for permits which are not possessed or instances of noncompliance that, individually or in the aggregate, will not constitute a Material Adverse Effect.  There are no current environmental claims pending, or to the Company’s knowledge threatened, against the Company.  The Company has not expressly or, to the Company’s knowledge by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any environmental claims.

4.34

Disclosure.  No representation or warranty contained in this Agreement or any related Schedule or in any certificate, list or other writing furnished to Investor pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

4.35

Restriction on Business Activities.  Except as set forth in Schedule 4.35, there is no agreement or Order binding upon the Company, or any of its assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company other than in the ordinary course of business or which would not reasonably be expected to give rise to a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

The Investor represents and warrants to the Company that:

5.1

Organization and Standing of the Investor. The Investor is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The state in which any offer to purchase shares hereunder was made or accepted by such Investor is the state shown as such Investor’s address. The Investor was not formed for the purpose of investing solely in the Preferred Stock or the shares of Common Stock which are the subject of this Agreement.

5.2

Authorization and Power. The Investor has the requisite power and authority to enter into and perform this Agreement and to purchase the securities being sold to it hereunder. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary partnership action where appropriate. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Investor and at the Closing shall constitute valid and binding obligations of the Investor enforceable against the Investor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

5.3

No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Investor of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of such Investor's charter documents or bylaws where appropriate or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on such Investor). The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of such Investor’s obligations under this Agreement or to purchase the securities from the Company in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

5.4

Financial Risks. The Investor acknowledges that such Investor is able to bear the financial risks associated with an investment in the securities being purchased by the Investor from the Company and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Investor is capable of evaluating the risks and merits of an investment in the securities being purchased by the Investor from the Company by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Investor is capable of bearing the entire loss of its investment in the securities being purchased by the Investor from the Company.

5.5

Accredited Investor. The Investor is (i) an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act by reason of Rule 501(a)(3) and (6), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the securities being purchased by the Investor from the Company.

5.6

Knowledge of Company.  The Investor and such Investor’s advisors, if any, have been, upon request, furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the securities being purchased by the Investor from the Company.  The Investor and such Investor’s advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries.

5.7

Risk Factors.   The Investor understands that such Investor’s investment in the securities being purchased by the Investor from the Company involves a high degree of risk.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the securities being purchased by the Investor from the Company. The Investor warrants that such Investor is able to bear the complete loss of such Investor’s investment in the securities being purchased by the Investor from the Company.

5.8

Full Disclosure.  No representation or warranty made by the Investor in this Agreement and no certificate or document furnished or to be furnished to Company pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Except as set forth in this Agreement, Investor does not have any agreement or understanding with any person relating to acquiring, holding, voting or disposing of any equity securities of the Company.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1.

Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect according to the provisions of the Registration Rights Agreement and the Company shall comply in all material respects with the terms thereof.

6.2

Reservation Of Common Stock. As of the date hereof, the Company does not have sufficient shares of Common Stock for the purpose of enabling the Company to issue the shares of Common Stock underlying the Preferred Stock, Warrants and all other Registrable Securities (“Reservation Breach”).  Within 60 days of the Closing Date, the Company shall use it best efforts to cause an increase of its authorized Common Stock and Preferred Stock to satisfy the conversions of Preferred Stock and Warrants under this agreement.  The Company shall provide a representation set forth in Schedule 6.2 from a majority of its shareholders that such shareholders will approve and vote for such increase within 15 days of the Closing Date.  Investor shall approve and vote for such increase when the Company’s shareholders vote.  The Company shall cause to be filed with the SEC a Schedule 14C and subject to the SEC’s discretion the Company shall use its best efforts to cause such Schedule 14C to become effective.  The Company shall reserve and shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to issue the shares of Common Stock underlying the Preferred Stock, Warrants and all other Registrable Securities.  If, within 60 days of the Closing Date, the Reservation Breach continues, then:

(a) The Investor shall not be obligated to make any additional investments in the Company in accordance with any instruments related to this agreement;

(b)  All Penalty Shares shall be issued to the Investor regardless of the terms outlined herein;

     (c)  The Company shall, for each such day, pay the Investor, as liquidated damages and not as a penalty, an amount equal to 10% of the 1st Round Purchase Price per annum (calculated on a per diem basis based on a 365 day year); and for any such day, such payment shall be made no later than the first business day of the calendar month next succeeding the month in which such day occurs. Such liquidated damages not to exceed the 1st Round Purchase Price.

(d)  The Company shall cause upon written request of the Investor, that Common Stock certificates of the Company Founders be presented to the Investor in exchange for any Preferred Stock, Warrants and all other Registrable Securities (at the appropriate conversion ratio) which are rendered unconvertible to Common Stock due to the Reservation Breach.

6.3.

Compliance with Laws. The Company hereby agrees to comply in all respects with the Company's reporting, filing and other obligations under the Laws.

6.4.

Exchange Act Registration. The Company (a) will continue its obligation to report to the SEC under Section 12(d) of the 1934 Act and will use its best efforts to comply in all respects with its reporting and filing obligations under the 1934 Act, and will not take any action or file any document (whether or not permitted by the 1934 Act or the rules thereunder) to terminate or suspend any such registration or to terminate or suspend its reporting and filing obligations under the 1934 until the Investors have disposed of all of their Shares.

6.5

Corporate Existence; Conflicting Agreements. The Company will take all steps necessary to preserve and continue the corporate existence of the Company. The Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

6.6

Acquisitions.

6.6.1

1st Round Acquisitions. On or prior to the 1st Round Closing Date the Company shall have completed (i) the acquisition of 1st Round Target acquisitions and (ii) a financial audit of the consolidated operations of the Company through Fiscal Year 2006 which shall be delivered to Investor within 30 days of the closing of the acquisition and (iii) reviewed financial statements of the consolidated operations of the Company through the 1st Quarter of Fiscal Year 2007.

6.6.2

2nd Round Acquisitions. On or prior to the 2nd Round Closing Date the Company shall have completed (i) the acquisition of 2nd Round Target acquisitions and (ii) a financial audit of the consolidated operations of the Company which shall be delivered to Investor within 75 days of the Form 8-K report filed with the SEC disclosing the closing of the acquisition.

6.6.3

Transfer of Assets and Properties.  The Company represents that Schedule 6.6.3, completely and accurately describes the Intellectual Property, Trademarks, Contracts or other Assets and Property of the Target Acquisitions (the “Assets”).  Schedule 6.6.3.1 provides a list of any remaining Assets in use in the business of the Target Acquisitions which (i) is owned by or leased from any of the Target Acquisitions’ shareholders or (ii) has not or will not have been acquired by the Company at or prior to the Closing.

6.6.4

2nd Round Acquisition Breach.  If the Company fails to acquire the 2nd Round Acquisition Targets prior to the 2nd Round Acquisition Closing Date (the “Acquisition Breach”), the Company shall (i) pay to the Investor the Penalty and (ii) have until 3 months thereafter to effect a cure of the Acquisition Breach. If, immediately upon the expiration of such 3 month period, the Acquisition Breach continues, the Company shall, for each such day, pay the Investor, as liquidated damages and not as a penalty, an amount equal to 10% of the 1st Round Purchase Price per annum  (calculated on a per-diem basis based on a 365 day year); and for any such day, such payment shall be made no later than the first business day of the calendar month next succeeding the month in which such day occurs.  Such liquidated damages not to exceed the 1st Round Purchase Price.

6.7

Preferred Stock.   For the period of the Effective Time, the Company will not issue any Preferred Stock of the Company without the express written consent of the Investor.

6.8

Convertible Debt.   On or prior to the Closing Date, the Company will cause to be cancelled all convertible debt in the Company. For the period of the Effective Time, the Company will not issue any convertible debt without the express written consent of the Investor.

6.9

Debt Commitments.  As of the Closing Date AIMS WORLDWIDE, INC.’s total long- and short-term debt, including but not limited to current lines of credit and debt commitment letters, shall be no more than $5,000,000.

6.10

Reset Equity Deals.   On or prior to the Closing Date, the Company will cause to be cancelled any and all reset features related to any shares, options or warrants outstanding that could result in additional shares being issued.  For the period of the Effective Time, the Company will not enter into any transactions that have any reset features that could result in additional shares being issued.

6.11

Independent Directors.

6.11.1

Within 60 days of the Closing Date, the Company shall have caused the appointment of Philip A. Seifert as a Director of the Company.  The Company shall maintain such appointment so long as any shares of Preferred Stock are outstanding or, if the later to occur, the Effective Time.

6.11.2

The Company shall maintain an independent Board of Directors and independent Board Committees in accordance with Section 4., Voting Rights and Holder Approvals, of the Certificate Of Designations (“Independent Board”). If at any time the Company shall fail to comply with the terms of the Independent Board (a "Board Breach"), the stockholders of the Company or the Board of Directors of the Company, as the case may be, shall act within 30 days to effect a cure of the Board Breach by causing the Board of Directors to comply with such terms.  If, immediately upon the expiration of such 30 day period, the Board Breach continues, the Company shall, for each such day, pay the Investor, as liquidated damages and not as a penalty, an amount equal to 10% of the 1st Round Purchase Price per annum  (calculated on a per-diem basis based on a 365 day year); and for any such day, such payment shall be made no later than the first business day of the calendar month next succeeding the month in which such day occurs. Such liquidated damages not to exceed the 1st Round Purchase Price.

6.12

Reserved.

6.13

Audits and SEC Filings.   If at any time the Company shall fail to comply with the terms of Sections 4.7 and 4.9 (an "Audit Breach"), the Board of Directors of the Company shall act within 30 days thereafter to effect a cure of the Audit Breach. If, immediately upon the expiration of such 30 day period, the Audit Breach continues, the Company shall, for each such day, pay the Investor, as liquidated damages and not as a penalty, an amount equal to 10% of the 1st Round Purchase Price per annum  (calculated on a per-diem basis based on a 365 day year); and for any such day, such payment shall be made no later than the first business day of the calendar month next succeeding the month in which such day occurs. Such liquidated damages not to exceed the 1st Round Purchase Price.

6.14

Use of Proceeds.   The Company will use the proceeds from the sale of the Preferred Stock (excluding amounts paid by the Company for legal, administrative fees and Closing Costs in connection with the sale of such securities) for working capital, acquisition of Target Acquisitions, and or other acquisitions.  However, in no event shall any proceeds from the Purchase Price or Warrants be used to make any dividend payments.

6.15

Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or Commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on the behalf of AIMS WORLDWIDE, INC.

6.16

Right of First Refusal.   The Investor shall have the right during the Effective Time to participate in any subsequent funding by the Company on a pro rata basis at ninety-six percent (96%) of the offering price.

6.17

Price Adjustment. If, within the Effective Time, the Company closes on the sale of a note or notes, warrants, shares of Common Stock, or shares of any class of Preferred Stock at a price per share of Common Stock, or with a conversion right to acquire Common Stock at a price per share of Common Stock, that is less than the Conversion Price (as adjusted to the capitalization per share as of the Closing Date, following any stock splits, stock dividends, or the like) (collectively, the “Subsequent Conversion Price”), the Company shall make a post-Closing adjustment in the Conversion Price of outstanding Preferred Stock so that the effective price per share paid by the Investor is reduced to being equivalent to such lower conversion price after taking into account any prior conversions of the Preferred Stock and/or exercises of the Warrants.

6.18

Employment and Consulting Contracts.  Employment and consulting contracts with officers and directors shall at time of Closing and for the duration of the Effective Time shall not contain: any bonuses not related directly to increases in earnings; any car allowances not approved by the unanimous vote of the board of directors; any anti-dilution or reverse split protection provisions for shares, options or warrants; any deferred compensation; any unreasonable compensation or benefit clauses; or any termination clauses of over one (1) year of salary.  This clause may be waived conditionally in specific conditions by the Investor.

6.19

Notice of Intent to Sell or Merge Company.  The Company will give Investor 70 days notice before the event of a sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company in a transaction in which the Company is not the surviving entity. The Investor shall have the right to waive such notice requirement. Notice may only be given if compliant with regulation FD of the 1934 Act.

6.20

Sale or Merger of Company.  In the event of a sale or merger of substantially all of the Company or an underwritten public offering of the Common Stock of the Company, then the Investors will have the right to convert the Preferred Stock concurrent with the sale, subject to the conversion by the Investor of the Preferred Stock.

6.21

Subsequent Equity Sales.  From the date hereof until such time as no Purchaser holds any of the Securities, the Company shall be prohibited from effecting or entering into an agreement to effect any Subsequent Financing involving a Variable Rate Transaction or an MFN Transaction. (each as defined below).

6.22

Employee Stock Option Plan.   At the first meeting of the Board of Directors of the Company convened following the Closing, the directors shall agree to establish and authorize an Employee Stock Option Plan, reserving 5% of the Company’s outstanding common stock at Closing, for the benefit, participation and retention of all Company employees and directors.  If the directors fail to establish an Employee Stock Option Plan at the initial meeting of the board following the Closing, as provided in the previous sentence (a "Plan Breach"), the Board of Directors of the Company shall act within 30 days thereafter to effect a cure of the Plan Breach by establishing an Employee Stock Option Plan, reserving 5% of the Company’s outstanding common stock at Closing for the benefit, participation and retention of all Company employees and directors. If, immediately upon the expiration of such 30 day period, the Plan Breach continues, the Company shall, for each such day, pay the Investor, as liquidated damages and not as a penalty, an amount equal to 10% of the 1st Round Purchase Price per annum  (calculated on a per-diem basis based on a 365 day year); and for any such day, such payment shall be made no later than the first business day of the calendar month next succeeding the month in which such day occurs.  Such liquidated damages not to exceed the 1st Round Purchase Price.

6.23

Liquidated Damages.   The parties agree that the only damages payable for a violation of the terms of this Agreement with respect to which liquidated damages are expressly provided shall be such liquidated damages.  Nothing shall preclude the Investor from pursuing other remedies or obtaining specific performance or other equitable relief with respect to this Agreement.  The parties hereto agree that the liquidated damages provided for in this Agreement constitute a reasonable estimate of the damages that may be incurred by the Investor by reason of the failure of the Company with the provision hereof.

ARTICLE VII

COVENANTS OF THE INVESTOR

7.1

Compliance with Law. The Investor's trading activities with respect to shares of the Company's Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of any public market on which the Company's Common Stock is listed.

7.2

Transfer Restrictions.

7.2.1

The Investor acknowledge that (1) the Preferred Stock and Warrants and shares underlying the Preferred Stock and Warrants have not been registered under the provisions of the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Investor shall have delivered to the Company an opinion of counsel (“Investor Opinion Letter”), reasonably satisfactory in form, scope and substance to the Company, to the effect that the Preferred Stock and Warrants and shares underlying the Preferred Stock and Warrants to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) any sale of the Preferred Stock and Warrants and shares underlying the Preferred Stock and Warrants made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

7.2.2

Subsequent to the registration of, or removal of the restrictive legend, from the Preferred Stock and Warrants and shares underlying the Preferred Stock and Warrants, the Company shall have delivered to the Investor an opinion of Company’s counsel (“Company Opinion Letter”), not to be unreasonably withheld or delayed and reasonably satisfactory in form, scope and substance to the Company’s transfer agent, to the effect that the Preferred Stock and Warrants and shares underlying the Preferred Stock and Warrants may be sold or transferred without limitation pursuant to such registration or removal of the restrictive legend.

7.3

Restrictive Legend.  In accordance with Section 7.2.1, the Investor acknowledges and agrees that the Preferred Stock and the Shares underlying the Preferred Stock, and the certificates and other instruments representing any of the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such securities):

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT."

ARTICLE VIII

CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS

The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

8.1

No Termination.  This Agreement shall not have been terminated pursuant to Article X hereof.

8.2

Representations True and Correct.  The representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

8.3

Compliance with Covenants.  The Investor shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

8.4

No Adverse Proceedings.

On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE IX

CONDITIONS PRECEDENT TO INVESTOR’S OBLIGATIONS

The obligation of the Investors to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

9.1

Net Working Capital.  At the time of Closing, the Company shall have not less than $150,000 in Net Working Capital and $ 340,000, in Net Working Capital on a proforma consolidated basis (i.e., including 1st Round Target Acquisitions) (the “Network Working Capital Floor”).  Furthermore by August 1, 2007, the Company shall produce a Closing Balance Sheet as of the 1st Round Closing Date, attached hereto as Schedule 9.1.1, and a proforma consolidated 1st Round Closing Date Balance Sheet  (i.e., including 1st Round Target Acquisitions), attached hereto as Schedule 9.1.2.

9.2

Employees.  Except for terminations caused by death or disability,  the persons listed on Schedule 9.2 shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by the Company following the Closing and shall have executed and delivered to the Company the Company’s Intellectual Property, Confidentiality and Non-Competition Agreement in substantially the form attached hereto as Schedule 9.2.1 (the “Non-Competition Agreement”).

9.3

Approvals.  Approvals, if any, from any Person or Governmental contracting agency or Regulatory Authority necessary, at and after the Closing, for the Company to be entitled to exercise all of its rights under the Customer Contracts listed on Schedule 9.3.

9.4

No Termination.  This Agreement shall not have been terminated pursuant to Article X hereof.

9.5

Representations True and Correct.  The representations and warranties of AIMS WORLDWIDE, INC. contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

9.6

Compliance with Covenants. AIMS WORLDWIDE, INC. shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

9.7

No Adverse Proceedings.

On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time:

10.1.1

by mutual written consent of the Investor and the Company;

10.1.2

by the Company, following the expiration of Termination Cure Period, upon a material breach of any representation, warranty, covenant or agreement on the part of the Investor set forth in this Agreement.

10.1.3  by the Investor, following the expiration of the Termination Cure Period, (i) upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or (ii) upon the Company’s failure to provide any Schedule or Exhibit as set forth in this Agreement and in a form acceptable to the Investor.

10.1.4  if any representation or warranty of the Company, including but not limited to obtaining third party provided debt at Closing, if applicable, or the Investor, respectively, shall have become untrue, in either case such that any of the conditions set forth in Article VIII or Article IX hereof would not be satisfied (a "Terminating Breach"), and such breach shall, if capable of cure, not have been cured within  5 business days after receipt by the party in breach of a notice (“Termination Cure Period”) from the non-breaching party setting forth in detail the nature of such breach.

10.2

Effect of Termination.  Except as otherwise provided herein, in the event of the termination of this Agreement pursuant to Section 10.1 hereof, there shall be no liability on the part of the Company or the Investor or any of their respective officers, directors, agents, consultants, contractors or other representatives and all rights and obligations of any party hereto shall cease; provided that in the event of a Terminating Breach, the breaching party shall be liable to the non-breaching party for all costs and expenses incurred by the non-breaching party not to exceed $50,000.

10.3

Amendment.  This Agreement may be amended by the parties hereto any time prior to the Closing Date by an instrument in writing signed by the parties hereto.

10.4

Waiver.  At any time prior to the Closing Date, AIMS WORLDWIDE, INC. or the Investor, as appropriate, may:  (a) extend the time for the performance of any of the obligations or other acts of other party or; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it or them; or (c) waive compliance with any of the agreements or conditions contained herein for its or their benefit.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound hereby.

ARTICLE XI

GENERAL PROVISIONS

11.1

Conduct of the Business of the Company.  All parties mutually agree that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the provisions of Article X hereof or the Closing, the Company shall (unless otherwise required by this Agreement or the Investor has given its prior written consent to the Company, as the case may be) carry on its business in the ordinary course consistent with past practice, to pay its Liabilities and Taxes consistent with its past practices, to pay or perform other obligations when due consistent with its past practices, subject to any good faith disputes over such Liabilities, Taxes and other obligations and, to the extent consistent with such business, to use reasonable efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Closing.  Except as expressly contemplated by this Agreement or disclosed in Schedules, the Company will not, without the prior written consent of the Investor, voluntarily take or agree in writing or otherwise to take:

(a)  any of the actions described in Section 4.26, as applicable;

(b) any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent the applicable party (or parties) from performing or cause the applicable party (or parties) not to perform its agreements and covenants hereunder;

(c) issue additional shares of its or their, as applicable, capital stock or grant any warrants, options or other rights to acquire shares of its or their, as applicable, capital stock;

(d) make any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets individually in an amount exceeding twenty-five thousand dollars ($25,000);

(e) incur any additional long-term debt, short-term debt or liabilities to Company Shareholders or their Affiliates;

(f) distribute any assets or make any payments of any kind to Company Shareholders or their Affiliates, except for reasonable rent payments and travel related expenses;

(g) enter into or continue any commercial relationships of any kind with Company Shareholders or their Affiliates, except for facilities and travel related matters.

11.2

Transaction Costs.  Except as otherwise provided herein and specifically in the Escrow Agreement, each of the parties shall pay all of his or its costs and expenses (including attorney fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred by that party in connection with this Agreement; with the exception that the Company has paid the Investor a due diligence fee of $20,000 prior to the 1st Round Closing Date.

11.3

Indemnification.  The Investor agrees to indemnify, defend and hold the Company (following the Closing Date) and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of or result from any breach of this Agreement by such Investor or failure by such Investor to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.  The Company agrees to indemnify, defend and hold the Investor harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the Company to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.  In no event shall the Company or the Investors be entitled to recover consequential or punitive damages resulting from a breach or violation of this Agreement nor shall any party have any liability hereunder in the event of gross negligence or willful misconduct of the indemnified party.  In the event of a breach of this Agreement by the Company, the Investor shall be entitled to pursue a remedy of specific performance upon tender into the Court an amount equal to the Purchase Price hereunder. The indemnification by the Investor shall be limited to the amount they have invested on the Closing Date.

11.4

Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5

Entire Agreement.  This Agreement (together with the Schedule, Exhibits, and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

11.6

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to AIMS WORLDWIDE, INC.:

c/o President and CEO

AIMS Worldwide, Inc.

10400 Eaton Place

Suite 203

Fairfax, VA 22030

If to the Investor:

Liberty Growth Fund LP

c/o Managing Member

19415 Deerfield Dr.

Suite 204

Lansdowne, VA 20176

11.7

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.8

Binding Effect.  All the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

11.9

Preparation of Agreement.  This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation.  The parties acknowledge each contributed and is equally responsible for its preparation.

11.10

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law.

11.11

Jurisdiction. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of New York. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the Federal Courts serving the State of New York. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

11.12

Preparation and Filing of Securities and Exchange Commission filings.  The Investor shall reasonably assist and cooperate with the Company in the preparation of all requisite filings, as applicable to this Agreement, with the SEC after the Closing Date.

11.13

Further Assurances, Cooperation.  Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the transactions herein pursuant to and in the manner contemplated by this Agreement.  The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.

11.14

Survival. The representations, warranties, covenants and agreements made herein shall survive the Closing of the transaction contemplated hereby.

11.15

Third Parties.

  Except as disclosed in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

11.16

Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.17

Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the Investors and the Company have as of the date first written above executed this Agreement.

THE COMPANY:

AIMS WORLDWIDE, INC.,

a Nevada corporation

By: /s/ Gerald Garcia, Jr.

Gerald Garcia, Jr.

Title: President

INVESTOR:

LIBERTY GROWTH FUND LP

By:     Liberty Growth Fund LP

           General Partner

By: /s/ Philip A. Seifert

Philip A. Seifert

Managing Member